SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): MAY 14, 1996



                             FRENCH FRAGRANCES, INC.
             (Exact name of registrant as specified in its charter)



     FLORIDA                          1-6370                     59-0914138
(State or other jurisdiction        (Commission                (IRS Employer
of incorporation)                   File Number)            Identification No.)

14100 NW 60TH AVENUE
MIAMI LAKES, FLORIDA                                               33014
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:  (305) 620-9090



          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

             On May 14, 1996, French Fragrances, Inc. (the "Company"), consummated the acquisition (the "FMG Acquisition") of certain assets of Fragrance Marketing Group, Inc. ("FMG"), including contract rights (the "Contract Rights") under certain license and exclusive distribution agreements in the United States for the OMBRE ROSE, FACONNABLE, BALENCIAGA, LAPIDUS, BOGART, CHEVIGNON and NIKI DE SAINT PHALLE fragrance brands, inventory, returns, accounts receivable, tangible assets, claims and books and records (collectively, the "Acquired Assets"). In addition, the Company assumed approximately $3.1 million of certain trade and other payables of FMG and discharged approximately $600,000 of an accounts receivable from FMG. In addition to the payables and write-off of the receivable, the consideration for the Acquired Assets included approximately $4.3 million in cash, $11.1 million aggregate principal amount of 8.5% Subordinated Debentures ("8.5% Debentures") and $900,000 in Company inventory delivered to FMG (valued at the Company's cost). The Company also issued to FMG (for assignment to its shareholders and senior management) warrants for an aggregate of 1,075,000 shares of the Company's Common Stock, which will be exercisable at $7.50 per share from July 1997 to January 2002. The purchase price for the FMG Acquisition was based on negotiations between the Company and FMG. The Company's determination of the purchase price was based on a value of $13.9 million for the Contract Rights, $5.5 million for FMG's inventory and $600,000 for FMG's accounts receivable. The cash portion of the purchase price was financed from the Company's revolving credit facility with Fleet National Bank and Bank of America Illinois. The 8.5% Debentures consist of: (i) a $4 million 8.5% Debenture which requires mandatory principal payments of $2 million in May 2000 and 2001 (such payments are subject to acceleration to May 1998 and 1999 if the Company raises a minimum of $10 million of new capital from a public offering of equity securities (the "Financing Condition"); provided that if the Financing Condition is satisfied after May 1998, payment of the entire balance will be due on the later to occur of May 1999, or 30 days after the Financing Condition is satisfied); (ii) a $7 million 8.5% Debenture which requires mandatory annual principal repayments of $2.33 million commencing May 2002, with the remaining balance due May 2004; and
(iii) a $100,000 8.5% Debenture which requires mandatory annual principal repayments of $33,000 commencing May 2002, with the remaining balance due May 2004. The Company intends to use the physical property acquired from FMG (consisting primarily of office equipment) in the same manner as FMG used such property.

             Included as Exhibit 2.1 is the Asset Purchase Agreement, and as such, the foregoing description is qualified in its entirety by reference to and incorporation of the terms and provisions thereof.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(1)          Financial Statements of FMG

             (a)      Report of Independent Certified Public Accountants

             (b)      Balance Sheet as of December 31, 1995.

             (c) Statement of Earnings and Retained Earnings for the years ended December 31, 1995 and 1994.

             (d) Statement of Cash Flows for the years ended December 31, 1995 and 1994.

             (e)      Notes to Financial Statements

(2)          Pro Forma Financial Data of the Company

             (a)      Pro Forma Condensed Balance Sheet as of January 31, 1996.

             (b) Pro Forma Condensed Income Statement for the Year Ended January 31, 1996.

             (c) Pro Forma Condensed Income Statement for the Twelve Months Ended January 31, 1995.

             (d)      Notes to Pro Forma Condensed Financial Statements.

(1)(a)  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Stockholders of
Fragrance Marketing Group, Inc.

    We have audited the balance sheets of Fragrance Marketing Group, Inc. (a Florida corporation), as of December 31, 1995 and 1994 and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fragrance Marketing Group, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company subsequent to December 31, 1995, sold a significant portion of its assets and operations and terminated its line of credit arrangement. In addition, at December 31, 1995 the Company has a deficit in stockholders' equity of approximately $500,000. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include adjustments that might be necessary should the Company be unable to continue in existence.



                                                SANSON, KLINE, JACOMINO



Miami, Florida
May 3, 1996 (except for Notes B,
     D and G for which the date is
     May 14, 1996)


(1)(b)                                     FRAGRANCE MARKETING GROUP, INC.

                                                   BALANCE SHEETS
                                                    December 31,


                                          ASSETS (Notes D and G)                      1995           1994
                                                                                      ----           ----
CURRENT ASSETS
     Cash  .....................................................................  $     70,816   $     12,255
     Accounts receivable -trade, net of allowance
       for doubtful accounts and sales returns
       (Notes A-1, A-6).........................................................     1,118,674      3,598,810
     Accounts receivable - affiliates (Note C)..................................             -      3,461,493
     Due from insurance claims..................................................       224,419        222,221
     Inventories (Notes A-2 and D)..............................................     7,788,318      8,317,328
     Prepaid expenses...........................................................             -          7,300
                                                                                -------------- --------------
           Total current assets.................................................     9,202,227     15,619,407

EQUIPMENT - AT COST, less accumulated
     depreciation of $35,966 in 1995 and $10,828
     in 1994 (Note A-3 and E)...................................................       160,495         44,208

OTHER ASSETS
     Deposits...................................................................         1,075         12,600
     Unamortized contract rights (Note A-4).....................................       148,816        178,576
                                                                                   -----------   ------------
                                                                                       149,891        191,176
                                                                                   -----------   ------------
                                                                                    $9,512,613    $15,854,791
                                                                                   ===========   ============

                                               LIABILITIES

CURRENT LIABILITIES
     Note payable - bank (Note D)..............................................     $5,135,933   $  7,375,957
     Current maturities of long-term debt (Note E).............................         18,603              -
     Accounts payable and accrued liabilities..................................      4,779,971      7,286,699
                                                                                    ----------    -----------
           Total current liabilities...........................................      9,934,507     14,662,656

LONG-TERM DEBT, less current maturities (Note E)...............................         81,972              -

COMMITMENTS AND CONTINGENCIES
     (Notes A-6, F and G)......................................................              -              -

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock - authorized 25,000,000 shares,
       issued and outstanding 100 shares of
       $.01 par value..........................................................              1              1
     Retained earnings.........................................................        359,291      1,192,134
                                                                                   -----------    -----------
                                                                                       359,292      1,192,135

     Less accounts receivable-trade associated
        with affiliates (Note C)...............................................       (863,158)              -
                                                                                   ----------- ---------------
                                                                                      (503,866)     1.192.135
                                                                                   -----------    -----------
                                                                                    $9,512,613    $15,854,791
                                                                                   ===========    ===========

The accompanying notes are an integral part of these statements.

(1)(c)                                     FRAGRANCE MARKETING GROUP, INC.

                                     STATEMENTS OF INCOME AND RETAINED EARNINGS
                                           For the year ended December 31,


                                                                                  1995              1994
                                                                                --------          ------
NET SALES (Notes A-6 and C)..............................................      $19,429,834        $13,245,821

COST OF SALES............................................................       12,136,747          8,197,540
                                                                                ----------        -----------
           Gross profit..................................................        7,293,087          5,048,281

OPERATING EXPENSES
     Warehouse and shipping..............................................          446,119            159,936
     Selling.............................................................        1,637,919          1,179,300
     General and administration (Note C).................................        3,333,935          2,250,280
     Depreciation and amortization.......................................           54,897             47,256
                                                                             -------------      -------------
           Total operating expenses......................................        5,472,870          3,636,772
                                                                               -----------        -----------

           Income from operations........................................        1,820,217          1,411,509

OTHER INCOME (EXPENSE)
     Interest expense....................................................         (863,131)          (301,904)
     Commission income (Note C)..........................................           69,740                  -
                                                                             -------------    ---------------
                                                                                  (793,391)          (301,904)
                                                                              ------------       ------------
           NET INCOME (Note A-5).........................................        1,026,826          1,109,605

Retained earnings at January 1,..........................................        1,192,134             82,529

Distribution to stockholders.............................................       (1,859,669)                 -
                                                                               -----------    ---------------

Retained earnings at December 31,........................................    $     359,291       $  1,192,134
                                                                              ============        ===========
















The accompanying notes are an integral part of these statements.

(1)(d)                                     FRAGRANCE MARKETING GROUP, INC.

                                              STATEMENTS OF CASH FLOWS
                                           For the year ended December 31,


                                                                                    1995             1994
                                                                                  --------         ------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income.............................................................      $ 1,026,826     $ 1,109,605
     Adjustments to reconcile net income to
       net cash provided by (used in) operating activities
         Depreciation.......................................................           25,138           8,567
         Provision for losses on accounts receivable........................          129,865         152,574
         Contract rights amortization.......................................           29,760          38,688
         Change in assets and liabilities
           Increase in due from insurance claims............................           (2,198)       (222,221)
           Decrease (increase) in accounts receivable-trade.................        1,487,113      (2,422,089)
           Decrease (increase) in inventories...............................          529,010      (6,230,436)
           Decrease in prepaid expenses.....................................            7,300           1,150
           Decrease (increase) in deposits..................................           11,525         (12,000)
          (Decrease) increase in accounts payable and
              accrued liabilities...........................................       (2,506,728)      5,287,345
                                                                                  -----------      ----------

                Net cash provided by (used in) operating activities.........          737,611      (2,288,817)

CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of equipment...............................................          (29,137)        (13,571)
     (Increase) decrease in accounts receivable-affiliates..................        1,881,824      (3,233,253)
                                                                                   ----------      ----------

              Net cash provided by (used in) investing activities...........        1,852,687      (3,246,824)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net short-term borrowings under line of credit.........................       (2,240,024)      5,537,030
     Principal payments of long-term debt...................................          (11,713)              -
     Distributions to stockholders..........................................         (280,000)              -
                                                                                  -----------    ------------

              Net cash provided by (used in) financing activities...........       (2,531,737)      5,537,030
                                                                                   ----------       ---------

              INCREASE IN CASH..............................................           58,561           1,389

CASH AT JANUARY 1,..........................................................           12,255          10,866
                                                                                  -----------     -----------
CASH AT DECEMBER 31,........................................................     $     70,816    $     12,255
                                                                                  ===========     ===========
CASH PAID DURING THE YEAR FOR:
     Interest   ............................................................      $   863,131    $    301,904
                                                                                   ==========    ============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
     TheCompany acquired equipment under equipment installment loan obligations of $112,288 in 1995.
     TheCompany distributed non-cash assets (accounts receivable-affiliates) of $1,579,669 to its stockholders in 1995.

The accompanying notes are an integral part of these statements.

(1)(e)                                     FRAGRANCE MARKETING GROUP, INC.

                                            NOTES TO FINANCIAL STATEMENTS

                                             December 31, 1995 and 1994


NOTE A -      GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

     The Company was incorporated in the State of Florida in May, 1992. Its main activity consists of the exclusive representation and distribution of several fragrances and related products throughout the United States, Canada, Puerto Rico and the Caribbean. Since the fragrance business is seasonal, a significant portion of sales occur in the last two quarters of the calendar year.

     A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     1.  ACCOUNTS RECEIVABLE

     A provision has been made and an allowance established for potential losses from receivables and estimated sales returns in the normal course of business. Since these allowances are based on estimates, there is no assurance that such allowances will be sufficient to cover unforeseen losses or returns. The activity for these allowance accounts are as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 1995        DECEMBER 31, 1994
                                                                   -----------------        -----------------
              ALLOWANCE FOR DOUBTFUL ACCOUNTS

                Beginning balance                                      $  50,000              $     5,000
                Provision                                                129,865                  152,574
                Write-offs, net of recoveries                            (79,865)                (107,574)
                                                                       ---------                 --------
                Ending balance                                          $100,000               $   50,000
                                                                         =======                =========

              ALLOWANCE FOR SALES RETURNS

                Beginning balance                                 $       35,856         $              -
                Provision                                              2,583,652                1,132,397
                Actual returns                                        (2,557,270)              (1,096,541)
                                                                     -----------               ----------
                Ending balance                                    $       62,238            $      35,856
                                                                   =============             ============


     2.  INVENTORIES

     Inventories consist of fragrances and related products and are carried at the lower of cost or market, cost being determined on a moving average basis.

                                           FRAGRANCE MARKETING GROUP, INC.

                                            NOTES TO FINANCIAL STATEMENTS

                                             December 31, 1995 and 1994


     3.  EQUIPMENT AND DEPRECIATION

     Equipment is stated at cost. Expenditures for major betterments and additions are recorded to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense. Depreciation is provided over the estimated useful lives of the assets using the straight-line method, as follows:

                CATEGORY                                                   YEARS
                --------                                                   -----
                Furniture and fixtures                                       7
                Machinery and equipment                                      5
                Vehicles                                                     5

     4.  UNAMORTIZED CONTRACT RIGHTS

     In February, 1993, the Company acquired certain contractual rights for the exclusive distributorship of a fragrance brand. The cost of these rights was $250,000 which is being amortized over the life of the contract which is seven (7) years.

     5.  INCOME TAXES

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual income taxes on their respective share of the Company's taxable income.

     6.  REVENUE RECOGNITION

     Sales are recognized upon shipment. Sales to one major customer represented 9% and 15% of the total sales for the year ended December 31, 1995 and 1994, respectively. Accounts receivable from this major customer represented 8% and 6% of the total accounts receivable trade at December 31, 1995 and 1994, respectively.

     7.  NEW ACCOUNTING PRONOUNCEMENTS

     NEW ACCOUNTING PRONOUNCEMENTS - In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121").

     SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets

                                           FRAGRANCE MARKETING GROUP, INC.

                                            NOTES TO FINANCIAL STATEMENTS

                                             December 31, 1995 and 1994


NOTE A-7 - CONTINUED

     and certain identifiable intangibles held and used by an entity, be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amounts of an asset may not be recoverable. SFAS No. 121 will apply to the Company for the year ended December 31, 1996. The Company has not assessed the impact of adopting this pronouncement.

NOTE B -      GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The following conditions raise substantial doubt about the Company's ability to continue as a going concern:

     /bullet/ Sale of a significant portion of the Company's assets and operations, including contract rights under license and exclusive distribution agreements in the United States for certain prestige fragrance brands, subsequent to December 31, 1995 (see Note G).

     /bullet/ Termination of line of credit arrangement subsequent to December 31, 1995 (see Note D).

    /bullet/ Deficit in stockholders' equity of approximately $500,000 at December 31, 1995 (see Note C).

     The financial statements do not include adjustments that might be necessary should the Company be unable to continue in existence.

NOTE C -       RELATED PARTY TRANSACTIONS

     The Company is related to four corporations through common management and ownership. During the years ended December 31, 1995 and 1994, the Company had the following transactions with these affiliates:

                                                                          1995                   1994
                                                                        --------               ------
           /bullet/ Purchases of merchandise                             $165,543                    -
           /bullet/ Sales                                                $539,822             $162,562
           /bullet/ Management fee expense, which includes
                    the use of the warehouse facilities
                    (THE AFFILIATE WAIVED THE MANAGEMENT FEE
                    EXPENSE IN 1995)                                     $402,292                    -
           /bullet/ Commissions income                                   $ 69,740             $      -

     During the year ended December 31, 1995, the Company distributed $1,579,699 in accounts receivable-affiliates to its stockholders.

                                           FRAGRANCE MARKETING GROUP, INC.

                                            NOTES TO FINANCIAL STATEMENTS

                                             December 31, 1995 and 1994


NOTE C - CONTINUED

     At December 31, 1995 approximately $863,000 of the Company's accounts receivable-trade have not been collected due to balances that the affiliates owe these trade customers. The Company has recorded the accounts receivable-trade associated with affiliates as a reduction of the stockholders' equity resulting in a deficit in stockholders' equity of approximately $500,000 at December 31, 1995.

NOTE D -      NOTE PAYABLE-BANK

     The Company, jointly with an affiliate, has available a line of credit totaling $25,000,000. Borrowings under the line of credit are collateralized by substantially all the assets of the Company and personally guaranteed by the Company's stockholders. At December 31, 1995 and 1994, the agreement allowed borrowing up to 85% of the outstanding eligible accounts receivable and 60% of eligible inventory at an interest rate of 1.25% over the bank's prime rate. The unused line of credit at December 31, 1995 was $27,403.

     The note is subject to the provisions of the loan agreement. Covenants of this agreement provide, among other things, for requirements as to working capital levels and for the subordination of amounts due to affiliates and stockholders.

     On May 14, 1996, the Company and the affiliate reached an agreement with the bank terminating the $25,000,000 line of credit arrangement. As a result of the agreement, the bank agreed to release all UCC financing statements held by the bank against the Company in consideration of approximately $4.3 million in cash and $4 million in 8.5% subordinated debentures of French Fragrance, Inc. (See Note G).

NOTE E - LONG-TERM DEBT

     Long-term debt at December 31, 1995 consists of installment notes payable in monthly installments of $2,825, including interest ranging from 11.5% to 17.5% per year through November 2000. The maturities of long-term debt at December 31, 1995 are as follows:

                      YEAR                AMOUNT
                      ----                ------
                      1996              $   18,603
                      1997                  21,963
                      1998                  25,939
                      1999                  30,645
                      2000                   3,425
                                         ---------
                                        $  100,575
                                        ==========

                                           FRAGRANCE MARKETING GROUP, INC.

                                            NOTES TO FINANCIAL STATEMENTS

                                             December 31, 1995 and 1994


NOTE F - COMMITMENTS AND CONTINGENCIES

     1. The Company is committed to a minimum annual royalty fee of $250,000 according to one of its distributorship agreements. These distribution rights were not included in the sale of assets described in Note G.

     2. The Company is engaged as a defendant in litigation involving an alleged breach of an exclusive distribution contract. The plaintiff has alleged damages in excess of $1,500,000. Management expects to obtain a favorable judgment in the litigation. However, the ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the Company's financial statements.

     3. The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when finally concluded and determined, will not, in the opinion of Management, have a material adverse effect upon the financial position of the Company.

NOTE G - SUBSEQUENT EVENT

     On May 14, 1996, the Company consummated the sale of certain assets with a cost of approximately $6.1 million to French Fragrances, Inc. (FFI). These assets included accounts receivable-trade, inventory, equipment and contract rights under certain license and exclusive distribution agreements in the United States for the Ombre Rose, Faconnable, Balenciaga, Lapidus, Bogart, Chevignon and Nicki de Saint Phalle fragrance brands. The consideration for the assets sold consisted of the following:

     /bullet/   Assumption of approximately $3.1 million of the Company's
                accounts payable and accrued liabilities.
     /bullet/   Forgiveness of approximately $600,000 payable to FFI by an affiliate of the Company.
     /bullet/   Cash of approximately $4.3 million used by the Company in
                settlement of the line of credit outstanding balance and
                commitment (see Note D).
     /bullet/   FFI 8.5% secured subordinated debentures totaling $11.1
                million, $4 million used by the Company in the settlement of the line of credit outstanding balance and commitment (see Note D)
                and $7 million used by the Company to settle outstanding bank debt of its affiliates.
    /bullet/    Warrants to purchase 1,075,000 shares of FFI common stock at
                $7.50 per share from July 1997 to January 2002.
    /bullet/    Inventory of FFI valued by FMG at approximately $1,000,000.

(2)                                           PRO FORMA FINANCIAL DATA


     On May 14, 1996, the Company completed the FMG Acquisition, which was accounted for using the purchase method of accounting. The following unaudited pro forma condensed consolidated income statements and other operating data for the year ended January 31, 1996 and the twelve months ended January 31, 1995 assume that the FMG Acquisition was consummated as of the beginning of each of the periods presented and include certain adjustments to the historical consolidated income statements of the Company to give effect to the acquisition of license and sales representative arrangements, other intangible assets and other acquired net assets, the payment of the purchase price in such acquisition, the related issuance of additional indebtedness by the Company, and increased amortization of intangible assets. The following unaudited pro forma condensed consolidated balance sheet as of January 31, 1996, reflects the FMG Acquisition, the payment of the purchase price in such acquisition and the related issuance of additional indebtedness by the Company, as if such transaction had occurred on January 31, 1996.

The unaudited pro forma financial data should be read in conjunction with the notes thereto and the historical Consolidated Financial Statements of the Company (including the notes thereto) and the other historical financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996. The pro forma results of operations for the year ended January 31, 1996 and the twelve months ended January 31, 1995 are not necessarily indicative of the results of operations that would have been achieved had the transaction reflected therein been consummated prior to the periods in which they were completed, or that might be attained in the future.



(2)(a)                                    PRO FORMA CONDENSED BALANCE SHEET

                                                  JANUARY 31, 1996
                                                   (IN THOUSANDS)



                                                     HISTORICAL            ADJUSTMENTS (1)          PRO FORMA
                                                     ----------            ---------------          ---------
Current assets other than inventories..............    $16,731               $     (60)              $16,671
Inventories........................................     25,851                   4,614                30,465
Property and equipment, net........................     11,099                      69                11,168
Exclusive brand license, net.......................     14,672                  13,908                28,580
Other assets.......................................      3,031                       -                 3,031
                                                       -------                --------               -------
     Total assets..................................    $71,384                 $18,531               $89,915
                                                        ======                  ======                ======


Short-term debt....................................    $16,713                $  4,324               $21,037
All other current liabilities......................     17,846                   3,107                20,953
Long-term liabilities..............................     17,285                  11,080                28,365
Redeemable preferred stock.........................      2,000                       -                 2,000
Convertible redeemable preferred stock.............          4                       -                     4
Common stock.......................................         96                       -                    96
Additional paid-in capital.........................     10,334                      20                10,354
Retained earnings..................................      7,106                       -                 7,106
                                                      --------                --------               -------
Total liabilities and shareholders'
  equity...........................................    $71,384                 $18,531               $89,915
                                                        ======                  ======                ======



















See Notes to Pro Forma Condensed Financial Statements


(2)(b)                                  PRO FORMA CONDENSED INCOME STATEMENT

                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                      HISTORICAL YEARS ENDED
                                      ----------------------
                                     COMPANY             FMG
                                     -------             ---
                                   JANUARY 31,      DECEMBER 31,
                                      1996             1995           COMBINED      ADJUSTMENTS      PRO FORMA
                                 -------------- --------------------- --------      -----------      ---------
Net sales........................    $87,979           $19,430         $107,409                       $107,409
Cost of sales....................     66,340            12,137           78,477                         78,477
                                     -------            ------         --------   ------------        --------
Gross profit.....................     21,639             7,293           28,932              -          28,932
Operating expenses...............     13,220             5,403           18,623            927(2)       19,550
                                     -------           -------         --------      ---------        --------
Income from operations...........      8,419             1,890           10,309           (927)          9,382
Interest expense, net............     (4,142)             (863)          (5,005)          (944)(3)      (5,949)
Other income.....................        661                 -              661              -             661
                                   ---------          --------       ----------      ---------      ----------
Income before taxes..............      4,938             1,027            5,965         (1,871)          4,094
Income taxes.....................      1,931                 -            1,931           (293)(4)       1,638
                                    --------          --------        ---------        -------       ---------
Net income.......................   $  3,007          $  1,027       $    4,034        $(1,578)     $    2,456
                                     =======           =======        =========         ======       =========

Earnings per share
   (primary) (5).................  $    0.35                                                      $       0.29
                                    ========                                                       ===========


OTHER OPERATING DATA:
EBITDA (6).......................   $  9,738                                                         $  11,628
                                     =======                                                          ========


















See Notes to Pro Forma Condensed Financial Statements


(2)(c)                                  PRO FORMA CONDENSED INCOME STATEMENT

                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                      HISTORICAL YEARS ENDED
                                      ----------------------
                                     COMPANY             FMG
                                     -------             ---
                                   JANUARY 31,      DECEMBER 31,
                                      1995             1994           COMBINED      ADJUSTMENTS      PRO FORMA
                                 -------------- --------------------- --------      -----------      ---------
Net sales........................    $69,612           $13,246          $82,858              -         $82,858
Cost of sales....................     56,108             8,198           64,306              -          64,306
                                     -------           -------          -------        -------         -------
Gross profit.....................     13,504             5,048           18,552              -          18,552
Operating expenses...............      7,281             3,637           10,918            927(2)       11,845
                                    --------           -------          -------        -------         -------
Income from operations...........      6,223             1,411            7,634           (927)          6,707
Interest expense, net............     (2,119)             (302)          (2,421)          (944)(3)      (3,365)
Other income.....................        430                 -              430              -             430
                                   ---------          --------        ---------        -------       ---------
Income before taxes..............      4,534             1,109            5,643         (1,871)          3,772
Income taxes.....................      1,672                 -            1,672           (163)(4)       1,509
                                    --------          --------          -------        -------        --------
Net income.......................   $  2,862           $ 1,109         $  3,971        $(1,708)      $   2,263
                                     =======            ======          =======         ======        ========

Earnings per share
   (primary) (5).................  $    0.40                                                        $     0.31
                                    ========                                                         =========


OTHER OPERATING DATA:
EBITDA (6).......................   $  6,562                                                         $   7,974
                                     =======                                                          ========



















See Notes to Pro Forma Condensed Financial Statements

(2) (d)    NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) To record the fair value of assets to be acquired and liabilities to be assumed in the FMG Acquisition. The purchase price included approximately $4.3 million in cash (financed from the Company's revolving credit facility), $11.1 million aggregate principal amount of 8.5% Secured Subordinated Debentures, $900,000 in inventory (valued at the Company's cost) and warrants for 1,075,000 shares of the Company's Common Stock. In addition, the Company assumed trade payables of $3.1 million and discharged $600,000 of accounts receivable.

(2) To record amortization for the exclusive brand licenses acquired in the FMG Acquisition ($927,000 annually) over their estimated useful lives of 15 years.

(3) To record interest expense on the debt incurred in the FMG Acquisition (see Note 1 above).

(4) To record the aggregate tax effect of the FMG Acquisition at an assumed rate of 40%.

(5) Per share amounts were determined based on the number of the Company's common shares outstanding for each period (8,518,000 for the year ended January 31, 1996 and 7,120,000 for the twelve months ended January 31,
     1995) as if the FMG Acquisition was consummated as of the beginning of each period.

(6) "EBITDA" is defined as operating income, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity or ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used in the fragrance industry. The Company's bank credit facility contains certain covenants incorporating the same definition of EBITDA.

                                                      EXHIBITS

2.1* Asset Purchase Agreement dated as of April 17, 1996, among the Company, FMG, Rene Garcia and Jose Miguel Norona, including the forms of 8.5% Debentures and the form of FMG Warrant (incorporated herein by reference to Exhibit 10.21 filed as part of the Company's Registration Statement on Form S-1 (Registration No. 333-4588)).

2.2 Amendment dated as of May 14, 1996 to Asset Purchase Agreement among the Company, FMG, Rene Garcia and Jose Miguel Norona including form of 8.5% Debenture II and form of FMG Warrant.

4.1 First Amendment dated as of May 10, 1996, to Credit Agreement dated as of March 14, 1996, among the Company, Fleet National Bank and Bank of America Illinois.

- -------------------


        *The exhibits (consisting primarily of conveyance and instruments representing the consideration paid by the Company) and disclosure schedules to this Agreement setting forth information relating to the representations, warranties and covenants have been omitted. The registrant agrees to furnish supplementally copies of these documents to the Commission upon request.

        The foregoing list omits instruments defining the rights of holders of long term debt of the Company where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company. The registrant agrees to furnish a copy of such instrument or agreement to the Commission upon request.

                                                    SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             FRENCH FRAGRANCES, INC.



                              /S/ WILLIAM J, MUELLER
Date: May 29, 1996           William J. Mueller
                             Vice President - Operations and
                             Chief Financial Officer